IFS INTERNATIONAL, INC.

                   SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT

     SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement") by and between IFS INTERNATIONAL, INC., a New York Corporation having offices at 185 Jordan Road, Troy, New York 12180 ("IFS"), and, Visa International Service Association, a Delaware Corporation having offices at 900 Metro Center Boulevard, Foster City, California 94404 ("Visa" or the "Licensee").

                                    RECITALS

     A. Visa is a not-for-profit corporation servicing member banks, and is in the business of providing products and services for its members involving credit cards, debit cards and other electronic funds transfer products.

     B. Visa is in the process of developing a product commonly known and described as a stored value card (hereafter "SVC"). Visa's SVC is sometimes hereinafter referred to by its trade name, being "Visa Cash".

     C. IFS has experience and capability in the development of application software for routing, monitoring, and intercepting automated teller machine, point-of-sale SVC, and other electronic funds transfer transactions.

     D. IFS and Visa have previously entered into a similar software development and license agreement involving an initial pilot or testing program, conducted on a limited scope at Visa's headquarters facility.

     E. Visa now desires to expand its Pilot Programs (as defined herein) on a larger scale, such expanded testing to include seven (7) new separate Pilot Programs throughout the world.

     F. Licensee desires IFS to develop application software for SVC applications in accordance with certain functional specifications prepared by IFS and approved by Licensee and to install such application software on certain computer equipment to be purchased by Licensee for the purpose of conducting such further "pilot" or testing programs to be operated by Visa.

     G. IFS desires to grant to Licensee certain limited use rights and licenses in and to such SVC application software, in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows:


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                                    ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, the following words and terms shall have the following meanings, unless the context or use indicates another or different meaning or intent.

     "Acceptance" means the acceptance of the Software by Licensee in accordance with Section 2.6 of this Agreement.

     "Agreement" means this Software Development and Licensing Agreement, including all schedules or exhibits attached hereto, and, as of the date of its acceptance by IFS and Licensee in accordance with Section 2.1(c) hereof, the Functional Specifications, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "ATMs" means the automatic teller machines with which the Software is intended to interface.

     "Designated Site(s)" means up to seven (7) locations to be designated by Visa as Pilot Program processing sites where the Software is to be installed.

     "Documentation" shall mean all documentation and supportive literature which explains the use or operation of, or otherwise relates to, the Software, including, without limitation, all proprietary users or operating manuals, brochures, or electronic text.

     "Extended Maintenance" means the maintenance and support services provided by IFS for the Software pursuant to Section 5.3 hereof.

     "Functional Specifications" means the formal document to be prepared by IFS in accordance with this Agreement and agreed to in writing by IFS and Licensee and which will set forth the parameters, scope, and characteristics of a system of computer hardware and Software to be used in implementing SVC transactions, including ATM functions and various types of SVC related load transactions.

     "Hardware" means the UNIX-based computer hardware and associated equipment and operating system Software upon which the Software is intended to be operated and that is to be identified by manufacturer and model number in the Functional Specifications.

     "Host Computer" means existing computer system identified in the Functional Specifications with which the Software and Hardware is intended to interface.

         "Live Operation" shall mean the operation of the Software on the Hardware without significant error or down time, in processing real financial transactions impacting real accounts, but for Pilot Program purposes only.

     "Load Device" means an ATM, POS Hardware or other device which will accept a request to authenticate an SVC card, to load such card with funds and to unload funds from such card.

     "Network Computer" means existing computer system which routes and authorizes transactions for financial institutions on a regional or international basis.

     "Oracle Software" means the version of the relational database management system Software developed by the Oracle Corporation that is identified in Schedule A attached hereto, as adapted by IFS for use with the Software on the Hardware.

     "POS Hardware" means the point-of-sale machines, cash registers, or other hardware with which the Software is intended to interface, including (without limitation) the PIN Pads designated for use with the point-of-sale machines.

     "Pilot Program" means SVC processing systems instituted, operated and maintained by Visa or any 3rd party designated by Visa, involving Live Operation, but conducted for the purposes of evaluating the Software and other aspects of the Visa Cash SVC system, for purposes of determining market potential, economic viability, systems analysis, and such other systems analysis and economic factors as Visa may determine appropriate, but not for commercial use.

     "Software" shall mean the TechNique Plus II ATM message handler/monitor/router and financial applications interface Software with the SVC module more particularly identified in Schedule A attached hereto and to be developed by IFS in accordance with this Agreement and the Functional Specifications.

     "Use" shall mean the reading into and out of memory of the Software and the execution of the Software, in whole or in part, by the Hardware.

                                    ARTICLE 2

              DEVELOPMENT, INSTALLATION, AND ACCEPTANCE OF SOFTWARE

2.1      Functional Specifications

     (a) IFS has previously prepared Functional Specifications for the initial Pilot Program, which have been agreed upon by Visa. IFS will prepare modifications to such initial Functional Specifications for each of the Designated Sites. It is understood and agreed that the Functional Specifications may vary from site to site, due to differences in the Hardware, differences in communications protocols or other differences in local conditions at different sites. In preparing the Functional Specifications, IFS agrees to interview Licensee's personnel and other necessary personnel and review Licensee's facilities as required. Licensee agrees, for the purpose of facilitating IFS's preparation of the Functional Specifications, to provide IFS information regarding existing computer systems and Operating Software required to complete the Functional Specification, if necessary (including without limitation, existing network and/or Host computers and software), and to cooperate in a timely and diligent manner.

     (b) Upon completion of the Functional Specifications for any Designated Site by IFS and delivery to Licensee, Licensee shall have a period of twenty
(20) days in which to suggest modifications thereto. Such modifications shall be incorporated into the Functional Specifications unless such modifications cannot be made compatible with the Software or are otherwise impracticable or incompatible with the Hardware or the applications to be performed by the Software.

     (c) Once the Functional Specifications for each Designated Site have been completed, a copy thereof shall be signed by a representative of both parties, and such Functional Specifications shall thereupon become an integral part of this Agreement and be incorporated herein by reference, even though not physically attached hereto.

2.2      Development of Software

     IFS shall be responsible for developing the Software in accordance with the Functional Specifications for each Pilot Site.

2.3      Installation of Software

     (a) Subject to the conditions set forth in this section 2.3, IFS shall be responsible for installation of the Software on the Hardware at the Designated Site(s), such installation to be performed by IFS personnel or designated agents of IFS.

     (b) The obligation of IFS to install the Software shall be contingent upon satisfaction of the following conditions by Licensee or by third party vendors to be retained or employed by Licensee -

     (i) delivery and installation of the Hardware at the Designated Site(s) in operational form and in the approved configuration designated in the Functional Specifications,

     (ii) IFS being furnished, free of charge, with dial-up test access to the Hardware, the Host Computer, the ATMs and/or the POS Hardware and any other hardware peripherals to be used in connection with the Visa Cash SVC system, for the period of time required by IFS for installation and testing,

     (iii) IFS being furnished with telephone access to the computer networks identified in the Functional Specifications for the period of time required by IFS for testing and certifying the Software for use in interfacing with such computer networks,

     (iv) establishment of such other telephone and communication links as are designated in the Functional Specifications or otherwise reasonably required by IFS in order to develop the Software,

     (v) delivery and installation, in operation form, of such other equipment, appropriately configured, as shall be identified either in the Functional Specifications or otherwise specified by IFS to Licensee in written specifications at least thirty (30) days prior to the date such equipment is required, and

     (vi) such other conditions as are contained in the Functional
          Specifications.

     (c) The obligation of IFS to install the Software shall be additionally contingent upon IFS having previously obtained all required export licenses and other applicable governmental approvals for the installation and licensing to Licensee of the Software (and if applicable, the Oracle Software) at any of the Designated Site(s) which are outside of the U.S.A.

     (d) If, through no fault of IFS, Licensee is not able to satisfy any of the conditions contained in subsection (b) on a mutually agreeable schedule, any additional charges incurred by IFS by reason of time lost as a result thereof shall be billed to Licensee at IFS's then prevailing standard rates.

     (e) Licensee desires to implement its SVC system by delivery and installation of the Software at each of the Designated Sites on or before the installation date to be specified in the Functional Specifications applicable to such Designated Site. IFS will utilize its best efforts to deliver the application by said date. If, through no fault of Licensee, or any other vendor associated with Licensee, IFS is unable to meet the specified completion date, Licensee shall not be obligated to pay any amounts that would otherwise be due under this Agreement until such time as IFS has completed the implementation and the results hereof have been accepted by Licensee.

2.4 Obligations of Licensee

     (a) Licensee shall be responsible for ensuring that each of the conditions specified in Section 2.3(b) are satisfied in a timely manner.

     (b) For each Pilot Program, Licensee agrees to make available at least one
(1) qualified technical person to work with IFS representatives as a primary technical representative in connection with the installation and testing of the Software, and the training of the designated personnel on the Software. Visa shall also make available such other technical personnel as may be needed to ensure such timely installation, testing, and training.

     The primary technical representative shall be available at all times to IFS, and shall have authority to answer questions and make final decisions binding Visa with respect to the development, installation, testing and training on the Software. In the event of the illness or other absence of the primary technical representative, Visa shall designate a substitute to act as primary technical representative. It shall be the duty of the primary technical representative to promptly and expeditiously process all requests for information and to promptly and expeditiously make decisions upon request by IFS.

2.5 Acceptance of Software

     The Software shall be considered accepted by the Licensee for all purposes under this Agreement upon the earlier to occur of (i) completion of installation of the Software by IFS and acceptance by Visa of the Software as being in substantial conformity with the Functional Specifications after the conclusion of a thirty (30) day operational test period, or (ii) the completion of ten (10) days of Live Operation of the Software.

2.6 Training

     (a) IFS shall provide Licensee with basic training on the operation of the Software for such number of employees, for such duration, as are identified in the Functional Specifications, but all such training shall be conducted at IFS' Troy, New York offices unless otherwise expressly agreed in writing by IFS.

     (b) Licensee will be solely responsible for properly training its employees on the Hardware's UNIX operating system and on the Oracle Software, such training to be completed prior to IFS commencing training on the Software.

                                    ARTICLE 3

                                GRANT OF LICENSE

3.1 Software License

     (a) (i) Subject to the terms set forth herein, upon acceptance of the Software, IFS grants to Licensee and Licensee accepts from IFS, a non-exclusive, personal, and nontransferable license to use the Software for a term of twenty four (24) months from initial certification, in object code form only, along with the Documentation. This license is granted for the limited and restricted purpose of conducting Pilot Programs concerning the Visa Cash system. IFS further agrees that, in addition to the testing of the Software with sample transactions, Visa shall be entitled to go to Live Operation and process real transactions, but only for purposes of evaluating the Software and other aspects of the Visa Cash system, for purposes of determining market potential, economic viability and such other factors as Visa may determine appropriate.

     (ii) Visa can elect to extend the license to use the Software after the inital twenty four (24) months in increments of 12 months subject to the additional payment terms detailed in Schedule A.

     (b) With respect to each of the Pilot Programs, the following restrictions shall apply:

          (i) up to five (5) member banking organizations shall participate in such Pilot Program; In the event that subsequent member banking organizations are added to the Pilot Program then the additional licensing and maintenance costs detailed in Schedule A shall apply. In the event that a member banking organisation leaves the Pilot Program prior to a sixth member banking organisation being added, leaving a net total of 5 organizations, then all that will be payable will be time and materials costs detailed in Schedule A in implementing the change.

          (ii) up to three hundred (300) Load Devices shall be permitted per Pilot Program; In the event that subsequent member banking organizations are added to the Pilot Program then an additional sixty (60) Load Devices, per member banking organisation, shall be permitted.

          (iii) In no event is Visa authorized to sublicense the Software to any of its member banking organizations or to any other third parties for independent testing by such member organization or for Live Operation outside of the Pilot Program;

          (iv) In no event is Visa authorized to incorporate this Software in any network systems Visa may set up for the actual commercial use of the Software by Visa, by its member banking organizations or other third parties.

     (c) Not withstanding the foregoing, it is understood and agreed that Visa may charge and collect funds or remuneration from its member banking organizations and other third parties in connection with their use of the Software as participants in the Pilot Programs.

     IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THIS LICENSE IS A LIMITED USE LICENSE FOR PILOT PROGRAM PURPOSES ONLY. Visa shall have the right to obtain additional licenses pursuant to the fee in Exhibit A for the Software and Documentation for use by Visa's third party processing contractors for use in supporting Visa Cash card Pilot Program activities in locations where Visa does not maintain a processing center.

3.2 Designated Sites

     (a) The Software shall initially be used only at the Designated Site(s). Visa shall designate sites where the Software is to be installed upon Hardware supplied by Visa. Visa may designate up to seven (7) such sites. In the event that a Visa member or members banking organization which has been designated for a Pilot Program requires software features whose functionality, services or other requirements are substantially varied from those set forth in this Agreement and in the Functional Specification provided under this Agreement, then Visa and IFS shall agree upon specific and separate terms for such member or members. Such terms shall be incorporated into an addendum to this Agreement, which addendum shall be signed or initialed by both IFS and Visa. Once a site has been identified and designated, the parties shall note the location and other factors applicable to such site on Schedule B of this Agreement. It is anticipated that Schedule B will be amended during the course of this Agreement as Designated Sites are identified and designated by Visa. However, the failure to update Schedule B shall not have any effect upon the construction or enforcement of this Agreement. These Designated Sites may include Visa-owned processing facilities around the world, the processing sites of Visa's designated processing contractors, and the processing sites of members of Visa engaged in the Visa Cash Pilot Programs.

     (b) Licensee may transfer use of the Software from a current Designated Site to another location provided (i) Licensee has given prior written notice to IFS identifying the location of the new proposed Designated Site, and (ii) if required, IFS has obtained the consent of the export department of the United States Department of Commerce

("USDOC") for use of the Software at the proposed new Designated Site. Upon receipt of such written notice from Licensee specifying the proposed new Designated Site, IFS agrees to make the proper request to USDOC for such consent. Upon any change in a Designated Site in accordance with this Section 3.2(b), Licensee shall have the right to operate the Software concurrently at both the existing Designated Site and the new Designated Site during a conversion period not to exceed thirty (30) days, but in no event shall use of the Software at the new Designated Site begin prior to IFS having received the consent of USDOC, if such consent is required. After the completion of such conversion period, the new location at which the Software to be used shall for all purposes under this Agreement be considered a Designated Site, and the old location shall no longer be considered a Designated Site.

     (c) When the Hardware at a Designated Site is temporarily inoperative for any reason, the license granted herein shall be automatically extended without charge or prior consent to permit use of the Software on Hardware located at any other computer center or centers on an interim basis. When such Designated Site again becomes operational, Licensee shall promptly return the Software to such location and the aforementioned temporary extension of the license granted herein shall cease.

     (d) Use of the Software by Licensee at any location other than a Designated Site or an interim back-up site in accordance with subsection (c) of this section shall be the basis for immediate termination of this Agreement. Such termination shall be in addition to and not in lieu of any equitable remedies available to IFS.

3.3 Authorized Use of Software

     (a) Licensee shall not use the Software for any purpose other than in connection with Visa's SVC Pilot Programs. Licensee shall not cause or permit the reverse engineering, disassembly, or decompilation of the Software.

     (b) Licensee, or its designated processing contractors, shall have the right to use the Software only to support ATM and/or designated load device Visa Cash Pilot Program activities at Visa-owned premises, Visa Member-owned premises or Visa designated third party premises.

3.4 Copies

     Licensee shall have the right to maintain one complete copy of the Software and the documentation installed at a Designated Site at an emergency back-up site designated by Licensee. Licensee shall not have the right to copy the Software either in printed form or in non-printed, machine-readable form for any other purpose. Licensee warrants that all copies of the Software and the Documentation will remain under the control of Licensee and will not be available for the use or inspection by any third party, except as permitted by this Agreement.

3.5 No Transfer of Software

     Except as otherwise provided in this Agreement, Licensee shall not lend, sell, lease, sublicense, or otherwise dispose of any of the Software licensed under this Agreement, without the prior written approval of IFS. Such approval may be withheld for any reason or for no reason at the sole discretion of IFS.

3.6 Escrow of Source Code

     (a) IFS shall place in the custody of a third party source code escrow agent reasonably acceptable to Visa a copy of the source code and other materials describing the Software that are adequate to permit an experienced programmer to modify, maintain, or enhance the Software.

     (b) The parties shall execute the standard agreement provided by that escrow agent, provided that at minimum the agreement shall provide that IFS shall make such additional deposits into escrow of the source code and materials as are necessary to keep the deposit in conformance with the then current version in use by Visa, and Visa shall have access to the source code in the event that IFS is unable to or refuses to maintain the Software, whether by reason of bankruptcy, insolvency, or otherwise.

                                    ARTICLE 4

                                PRICE AND PAYMENT

4.1 Software

     The fees to be paid by Licensee for the development, delivery, installation, licensing, and training for use of the Software are as set forth in Schedule A attached hereto. Such fees shall be paid by Licensee to IFS in accordance with the payment terms set forth in

Schedule A. Notwithstanding the foregoing, in the event that IFS is prevented from performing any particular item or responsibility, upon the completion of which a payment is called for under such Schedule A, and such delay is due solely to (i) Licensee having either requested a delay in such performance, or
(ii) Licensee not being ready, willing, and able to accept such performance, then, in either such case, such payment shall nevertheless be paid by Licensee to IFS as if such responsibility or task had been performed by IFS.

4.2 Taxes

     In addition to all other amounts payable under this Agreement, Licensee agrees to pay all sales, use, excise, personal, property, or other taxes levied or imposed by any foreign, federal, state, local, or other governmental unit, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement, excepting only taxes based upon IFS's net income. To the extent any such taxes are not collected from Licensee by IFS, Licensee shall indemnify and hold IFS harmless with respect to any claim for payment of such taxes and all interest and/or penalties imposed thereon.

4.3 Expenses

The payment schedule specified in Schedule A is exclusive of expenses. Licensee agrees to reimburse IFS for all actual out-of-pocket expenses incurred by IFS or its personnel in developing, delivering, installing, testing, and maintaining the Software including, without limitation, long distance telephone calls, facsimile and overnight courier charges, and, in connection with out-of-town travel, transportation expenses, meals, and lodging.

4.4 Payment in U.S. Dollars

     All prices are denominated and all payments shall be made in United States dollars.

                                    ARTICLE 5

                      WARRANTIES, LIMITATIONS OF LIABILITY,

                              EXTENDED MAINTENANCE

5.1 Software Warranty

     IFS warrants that for the ninety (90) day period commencing with the date of Acceptance (as defined in Section 2.5) by Licensee (the "Warranty Period"), Software will conform, as to all substantial operational features, to the Functional Specifications. If any modifications are made to the Software by Licensee during the Warranty Period, the warranty given herein shall immediately be terminated with respect to that portion of the Software that is modified. Corrections in the Software for difficulties or defects traceable to Licensee's errors or systems changes shall be billed to Licensee at IFS's standard time and material charges.

5.2 Obligations Under Warranty

     During the ninety (90) day Warranty period, IFS will, at no additional charge (except as provided in subsections and (c) and (d) below), provide Licensee with the following -

     (a) Any known problem solutions relating to the Software, as such solutions become known to IFS,

     (b) Corrections for problems that IFS diagnoses as defects in a currently supported version of the Software,

     (c) Telephone and facsimile access during IFS's normal business hours, such access to be available for providing to Licensee advice and counsel regarding the use and maintenance of the Software, and for responding to inquiries and receiving notifications of problems, defects, and malfunctions.

     (d) A 24-hour per day, seven (7) days a week, telephone and telecopy emergency help service for reporting serious system problems and support, via telephone and dial-up facilities, for resolution of these problems. Documentation pertaining to each reported problem must be telecopied to IFS. If it is determined that the cause of such problem was due to a non-conformity, defect, or malfunction of the Software as delivered by IFS, there shall be no additional charge for this service. If it is determined that the cause of such problem is attributable to any action or malfunction on the part of any of Licensee's personnel or equipment, or to any modification made to the Software by Licensee, Licensee shall pay IFS its then current hourly rate, multiplied by
1.5 for each hour or part thereof that IFS personnel are working in support of Licensee to solve such problem.

     (e) Upon request of Licensee, in the event of an emergency situation where the testing facilities at the IFS Research and Development Facility are inadequate to either remedy or recreate the situation in an expeditious manner, IFS will dispatch, on a mutually agreed upon schedule to affected Designated Site, qualified personnel to attempt to remedy such emergency situation on-site. If the cause of such emergency is determined to be a nonconformity, defect, or malfunction of the Software as delivered by IFS, the only charge for this service shall be reasonable out-of-pocket expenses incurred by IFS. If the cause is determined to be attributable to any action or malfunction on the part of any of Licensee's personnel or equipment, or to any modification made to the Software by Licensee, Licensee shall pay IFS its then current daily rate for each day or part thereof that IFS personnel are away from the IFS facility in support of Licensee.

     (f) Whatever service is reasonably required by Licensee in the event of drastic failure of the Software or any program included in the Software, or any clerical error rendering the Software inoperable, provided such service is within the scope of IFS's ability to restore the Software to operation, IFS shall, to the extent possible, give the highest priority to any such situation.

     (g) All revisions, updates, improvements, modifications, and enhancements to the Software necessary to maintain the function requirements set forth in the functional Specifications and such services, if any, as are required to enable Licensee to continue Licensee's intended use of the Software, as so revised, updated, improved, modified, or enhanced. If any such revision, update, improvement modification, or enhancement released by IFS is not acceptable to Licensee, then IFS may, at its discretion, elect not to maintain the Software.

5.3 Warranty Disclaimer

     THE WARRANTIES CONTAINED IN THIS ARTICLE 5 ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY IFS WITH RESPECT TO THE SOFTWARE. IFS MAKES, AND LICENSEE RECEIVES, NO OTHER WARRANTY EXPRESS OR IMPLIED, AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IFS SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF IFS FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF THE SOFTWARE.

5.4 Limitation on Liability

     LICENSEE AGREES THAT IFS'S LIABILITY ARISING OUT OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT, UNDER WARRANTY OR UNDER ANY OTHER THEORY OF LEGAL LIABILITY, SHALL NOT EXCEED ANY AMOUNTS PAYABLE BY LICENSEE FOR THE SOFTWARE LICENSED HEREUNDER.

5.5 Written Warranties Exclusive

     No officer, employee, agent, or representative of IFS has the authority to bind IFS to any oral representation or warranty, and the only warranties extended are those written warranties set forth in this Article 5. Any representation or warranty not expressly contained in this Agreement or a duly executed subsequent modification to this Agreement shall not be enforceable by Licensee.

5.6 Extended Maintenance

     (a) Upon the termination of the Warranty Period, IFS agrees to provide Licensee with Extended Maintenance Services (as hereinafter defined) in accordance with this Section 5.6.

     (b) Extended Maintenance Services will be provided for that period between expiration of the 90-day warranty period and the termination of the license for the Pilot Programs (the "Extended Maintenance Period") at the annual fee specified in Schedule A. IFS will invoice Licensee for the maintenance fees on an annual basis, in advance, commencing at the end of the Warranty Period and on each anniversary date thereafter throughout the Extended Maintenance Period. Payment terms will be net ten (10) days. IFS may adjust the annual fee for Extended Maintenance Services once in any year. The percent of change of such adjustment may not exceed the lesser of (i) the percentage of change of the increase in the Consumer Price Index in the United States since the date of the most recent adjustment, and
(ii) fifteen percent (15%). IFS agrees to provide thirty (30) days prior written notice to Licensee of any change in the annual fee charged for Extended Maintenance services.

     (c) During the Extended Maintenance Period, IFS will, at no additional charge beyond the extended maintenance fee payable pursuant to subsection (b) above (except as provided in paragraphs (5) and (6) below), provide Licensee with the following services (the "Extended Maintenance Services") -

     (i) New releases of the Software, at such times as IFS, in its sole discretion, makes these releases generally available to its customers.

     (ii) All revisions, updates, and improvements to the Software necessary to maintain the functions, facilities, and standards specified in the Functional Specifications, and such additional services, if any, as are required to enable Licensee to continue Licensee's intended use of the Software, as so revised, updated, or improved, as specified in the Functional Specifications.

     (iii) Corrections for problems that IFS diagnoses as defects in a currently supported version of the Software.

     (iv) Telephone and facsimile access during IFS's normal business hours, such access to be available for providing to Licensee advice and counsel regarding the use and maintenance of the Software, and for responding to inquiries and receiving notifications of problems, defects, and malfunctions.

     (v) A 24-hour per day, seven (7) day per week telephone and telecopy emergency help service for reporting serious system problems and support, via telephone and dial-up facilities, for resolution of these problems. Documentation pertaining to each reported problem must be telecopied to IFS.

               If the cause of such problem is determined to be a non-conformity, defect, or malfunction of the Software as delivered by IFS, there shall be no additional charge for this service. If the cause of such problem is determined to be attributable to any action or malfunction on the part of any of Licensee's personnel or equipment, or to any modification made to the Software by Licensee, Licensee shall pay IFS its then current hourly rate, multiplied by 1.5 for each hour or part thereof that IFS personnel are working in support of Licensee to solve such problem.

     (vi) Upon request of Licensee, in the event of an emergency situation where the testing facilities at the IFS Research and Development Facility are inadequate to either remedy or recreate the situation in an expeditious manner, IFS will dispatch on a mutually agreed upon schedule to the affected Designated Site, qualified personnel to attempt to remedy such emergency situation on-site. If the cause of such emergency is determined to be a nonconformity, defect, or malfunction of the Software as delivered by IFS, the only charge for this service shall be reasonable out-of-pocked expenses incurred by IFS. If the cause is determined to be attributable to any action or malfunction on the part of any of Licensee's personnel or equipment, or to any modification made to the Software by Licensee, Licensee shall pay IFS its then current daily rate for each day or part thereof that IFS personnel are away from the IFS facility in support of Licensee.

     (vii) Whatever service is reasonably required by Licensee (in the event of drastic failure of the Software or any program included in the Software, or any clerical error rendering the Software inoperable, provided such service in within the scope of IFS's ability to restore the Software to operation), IFS shall, to the extent possible, give the highest priority to any such situation.

     (d) Throughout the Extended Maintenance Period, Licensee will be required to accept all updates, revisions, improvements, and new releases in the Software to maintain the version of the Software licensed hereunder in conformity with the then current or last release of the Software, as adapted to conform with the Functional Specifications. If the Licensee refuses to accept any such revisions, updates, improvement, or releases, then

IFS, at it option, shall have no further obligation under this Section 5.6 to provide Extended Maintenance Services.

5.7 Telephone Access

     Throughout the Warranty and Extended maintenance Periods, Licensee agrees to provide IFS dial-up telephone access to the Software to enable IFS to perform warranty and maintenance services.

                                    ARTICLE 6

                       TITLE TO SOFTWARE, CONFIDENTIALITY,

                               AND INDEMNIFICATION

6.1 Title to Software and Intellectual Property Rights

     The Software, the Documentation, and all copies of both, are proprietary to IFS, and title thereto remains with IFS. All applicable rights to patents, copyrights, trademarks, and trade secrets in the Software and the Documentation, including any modifications made in the Software at Licensee's request are and shall remain with IFS. Licensee shall not sell, transfer, publish, disclose, display, or otherwise make available the Software or copies thereof to others. Licensee agrees to secure and protect the Software, the Documentation, and all copies of either of the foregoing in a manner consistent with the maintenance of IFS's rights therein and to take appropriate action by instruction or agreement with its employees or consultants who are permitted access to the Software or the Documentation to satisfy its obligations hereunder. All copies made by the Licensee of the Software, including translations, compilations, partial copies with modifications, and updated works, are the property of IFS. Violation of any provision of this Section shall be the basis for immediate termination of this License Agreement. Notwithstanding the foregoing, Visa warrants with respect to the modifications to the IFS TechNique Plus Software made pursuant to Section 10 of the Functional Specifications, that it has performed a reasonable patent search, and is aware of no infringements.

6.2 Confidentiality

     (a) The parties agree to keep and maintain all confidential information received from the other party in the strictest of confidence, and each shall use such confidential information only for performing its obligations under this Agreement and shall not disclose such confidential information to any third party without the prior written consent of the other party hereto. Confidential information of a party shall include all information that is marked "Confidential" or "Proprietary", or any information about the processes, systems, business, plans, or customers of a party. Confidential information of Visa shall specifically include the Visa Cash card reload process and methodology.

     (b) Each of the parties shall ensure that their respective employees, agents, and subcontractors which are given access to any confidential information received from the other party, shall be made aware of the requirements of confidentiality with respect to such information set forth in this section. Either party may require the other party to verify compliance with this section.

     (c) In the event of disclosure of confidential information to a third party, in violation of the provisions of this section, the defaulting party shall use all reasonable efforts to assist the party supplying the confidential information in recovering and preventing such third party from using, disseminating, selling, or other disposing of such information.

     (d) The provisions of this section shall not prevent either party from using or disclosing any information where the recipient can satisfactorily demonstrate and document that such information -

     (i) was in its possession (with full right to disclose) prior to receiving it from the other party,

     (ii) is or substantially becomes part of the public domain other than by breach of the receiving party of its obligations hereunder, or

     (iii) is independently developed by the receiving party prior to receipt or is received from a party with no obligation of confidentiality.

6.3 Non-disclosure

     Licensee shall not, without IFS's prior written consent, disclose or show the Software or the Documentation to anyone except: (i) Licensee's authorized personnel; (ii) third party contractors under obligations of confidentiality; and (iii) auditors. In this regard, Licensee shall apply all reasonably necessary precautions and take all necessary steps to prevent the Software and the Documentation being acquired by unauthorized persons.

6.4 Indemnification Provisions

     (a) Licensee agrees to give IFS prompt written notification of any legal action or proceeding instituted or threatened against Licensee, based upon a claim that the Software infringes a United States or foreign patent or copyright, or the trade secret or other proprietary or property rights of the third party ("Infringement"). IFS, at its own expense, will defend any action brought against Licensee to the extent that it is based on such a claim of Infringement, provided that the Software is being used within the scope of this Agreement. IFS shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall Licensee settle any such claim, lawsuit, or proceeding without IFS's prior written approval. IFS will pay any damages finally awarded against Licensee in any action or proceeding, which are attributable to a judgment or determination that the Licensee's use of Software constitutes an Infringement. Notwithstanding the foregoing, in the event of a breach by Licensee of its obligation to conduct a reasonable patent search pursuant to
Section 6.1, IFS shall have no obligation to defend or indemnify Licensee against infringement claims involving intellectual property rights that Licensee did not identify as a result of its breach of its warranty in Section 6.1.

     (b) If, as a result of any claim of Infringement against any patent, copyright, license, or other property right, Licensee is enjoined from using the Software, or if IFS believes that the Software is likely to become the subject of a claim of Infringement, IFS, at its option and expense, may procure the right for Licensee to continue to use the Software, or replace or modify the Software so as to make it non-infringing. If neither of these two options is reasonably practicable, IFS may discontinue the license granted herein on one
(1) month's written notice and refund to Licensee that unamortized portion of the Software license fees hereunder (based on four (4) years of straight-line amortization, such amortization to commence on the date of this Agreement). The foregoing states the entire liability of IFS with respect to Infringement of any copyrights or patents by the Software or any parts thereof.

     (c) IFS shall have no liability for a claim of Infringement based on -

     (i) use of any version of the Software other than a current, unaltered release of the Software, if such Infringement would have been avoided by use of such current unaltered release, or

     (ii) use or combination of the Software with other computer programs or data not developed by IFS (with the exception of the Oracle Software furnished by IFS in connection with this Agreement) or provided to Licensee by IFS, if such Infringement would have been avoided in the absence of such use or combination.

                                    ARTICLE 7

                    PROVISIONS APPLICABLE TO ORACLE SOFTWARE

7.1 Applicability of this Article

     This Article 7 shall only apply if there is Oracle Software identified on Schedule A or in the Functional Specification for any Designated Site. The provisions of this Article 7 shall have no application to the Software.

7.2 Grant of Sublicense

     Subject to the terms set forth herein, IFS grants to Licensee and Licensee hereby accepts from IFS, a non-exclusive, personal, and non-transferable sublicense to use, for a term of twenty four (24) months, the Oracle Software, in object code only. This sublicense to use the Oracle Software is granted subject to and in accordance with a certain license to market and sublicense such Oracle Software granted to IFS by Oracle Corporation.

7.3 No Warranties Given by IFS

     IFS MAKES NO WARRANTIES WITH RESPECT TO THE ORACLE SOFTWARE, EXCEPT THAT IFS WARRANTS THAT (I) IFS IS AUTHORIZED TO SUBLICENSE THE ORACLE SOFTWARE TO LICENSEE IN CONNECTION WITH LICENSE OF THE SOFTWARE, AND (II) THAT THE COMBINATION OF THE ORACLE SOFTWARE WITH THE SOFTWARE DOES NOT CAUSE THE ORACLE SOFTWARE TO INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. IFS IS NOT LIABLE TO INDEMNIFY LICENSEE FOR ANY INFRINGEMENT RELATING TO THE ORACLE SOFTWARE, EXCEPT IN CONNECTION WITH BREACHES OF THE WARRANTIES DESCRIBED IN THE PRECEDING SENTENCE.

7.4 Additional Restrictions Applicable to Oracle Software

     (a) Licensee shall use the Oracle Software in object code form only, only at the Designated Site(s) (which, for purposes of this Section 7.4, shall include all Designated Sites and temporary locations authorized in accordance with Section 3.2 hereof) and only for Licensee's own internal data processing on a single computer located at each such Designated Site.

     (b) Licensee shall have the right to duplicate Oracle Software for backup or archival purposes and to transfer the Oracle Software to a backup computer in the event of computer malfunction. Licensee shall not make the Oracle Software available on any timesharing or other rental arrangements.

     (c) Licensee may not transfer its rights in the Oracle Software under this Agreement without the permission of IFS.

     (d) Licensee shall not use the Oracle Software for any purpose other than in connection with the Software as part of an automated teller machine and/or support of the Visa Cash card program.

     (e) Licensee shall not cause or permit the reverse engineering, disassembly, or decompilation of the Oracle Software.

     (f) Title to the Oracle Software shall not, by virtue of this Agreement, pass to the Licensee.

     (g) Oracle Corporation shall not be liable for any damages, whether direct, indirect, incidental, or consequential, arising from the use of the Oracle Software.

     (h) Upon termination of this Agreement and the sublicense to use the Oracle Software granted herein, Licensee shall discontinue using and shall destroy or return to IFS the Oracle Software, all documentation relating to the Oracle Software, and all archival or other copies of the Oracle Software.

     (i) Licensee shall not publish any results of benchmark tests run on the Oracle Software.

     (j) Licensee shall not transfer the Oracle Software from the Designated Site(s). Licensee agrees to comply fully with all relevant statutes and regulations of the United States Department of commerce and with the U.S. Export Administration to assure that the Oracle Software is not exported in violation of such statutes and regulations.

     (k) To the extent only that this Agreement relates to the Oracle Software, Oracle shall be a third party beneficiary hereunder.

     (l) The Oracle Software is not specifically developed, manufactured, or licensed for use in the planning, construction, maintenance, operation, or use of any nuclear facility or for the flight, navigation, or communication of aircraft or ground support equipment. Licensee hereby agrees that Oracle shall not be liable for any claims or damages arising from such use if Licensee uses the Oracle Software for such applications. Licensee agrees to indemnify and hold Oracle and IFS harmless from any claims for losses, costs, damages, or liability arising out of or in connection with the use of the Oracle Software in such nuclear or aviation applications.

     (m) NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ARE MADE UNDER THIS AGREEMENT BY OR ON BEHALF OF ORACLE CORPORATION.

                                    ARTICLE 8

                           TERMINATION, EXCUSED DELAYS

8.1 Termination by IFS

     (a) IFS shall have the right to terminate this Agreement upon the occurrence of one or more of the following events -

     (i) the failure of Licensee to make any payment due to IFS under this Agreement within ten (10) days after the due date thereof,

     (ii) the use by Licensee of the Software at a location other than a Designated Site, in violation of Section 3.2 hereof,

     (iii) the transfer or disclosure by Licensee or any of its employees or agents of the Software, the Documentation, or any part of either, to any third party, in violation of Section 6.1 hereof, or the violation by Licensee of the confidentiality and non-disclosure requirements imposed by such Section,

     (iv) the failure of Licensee to observe or perform any covenant, condition, or agreement hereunder on its part to be observed or performed (other than the obligations referred to in paragraphs (i), (ii), or (iii) of this Section 8.1(a)) for a period of thirty (30) days after written notice, specifying such failure and requesting it be remedied, is provided by IFS to Licensee,

     (v)  the termination or suspension by Licensee of its business, or

     (vi) Licensee becomes insolvent, seeks protection under applicable bankruptcy laws (other than as a creditor), makes an assignment for the benefit of its creditors, or becomes subject to the direct control of a trustee, receiver, or similar authority.

     (b) Upon termination of this Agreement by IFS in accordance with subsection
(a) of this section, all rights and licenses granted to Licensee in this Software, and if applicable, the Oracle Software, shall immediately terminate, and IFS shall have the right, at any time, to take immediate possession of the Software and the Documentation and all copies of both provided to Licensee, wherever located, without demand or notice. Within five (5) days after termination of the license(s) granted hereunder, Licensee shall return to IFS all copies of the Software and the Documentation provided to Licensee in the form provided by IFS. Termination of this Agreement in accordance with this
Section 8.1 shall not relieve Licensee of its continuing obligations regarding confidentiality of the Software and the Documentation.

     (c) Upon termination of this Agreement in accordance with this section 8.1, all amounts payable by Licensee to IFS hereunder shall become immediately due and payable.

     (d) Termination of the license(s) and other rights granted to Licensee hereunder, in accordance with this section 8.1 shall be in addition to, and not in lieu of, any other rights and remedies available to IFS, in law or in equity.

8.2 Termination by Licensee

     (a) Licensee shall have the right to terminate this Agreement upon the occurrence of one or more of the following events -

     (i) the failure by IFS to substantially observe or perform any material obligation, covenant, or agreement required to have been observed or performed by it hereunder with respect to the development, installation, delivery, or maintenance of the Software (referred to in this section as a "Software Related Failure"), but only if, after receipt by IFS of written notice from Licensee specifying such Software Related Failure, IFS fails to attempt diligently to cure such Software Related Failure in the manner specified in section 8.2(b),

     (ii) the failure of IFS to observe or perform any covenant, condition, or agreement hereunder on its part to be observed or performed (other than the obligations referred to in paragraph (i) of this section 8.2(a)) for a period of thirty (30) days after written notice, specifying such failure and requesting it be remedied is provided by Licensee to IFS,

     (iii) the termination or suspension by IFS of its business,

     (iv) IFS becomes insolvent, seeks protection under applicable bankruptcy laws (other than as a creditor), makes an assignment for the benefit of its creditors, or becomes subject to the direct control of a trustee, receiver, or similar authority.

     (b) For purposes of this section 8.2, IFS will be considered to have attempted diligently to cure a Software Related Failure if it ensures that a person fully familiar and experienced in the use of the Software commences investigatory and corrective work with respect to such Software Related Failure in the fastest time reasonably possible, and such person and/or other suitably qualified persons diligently continues with all necessary investigatory and corrective work until such time as IFS demonstrates that such failure has been satisfactorily rectified.

     (c) Upon termination of this Agreement by Licensee in accordance with this section 8.2, IFS shall refund to Licensee (i) that portion of the most recent Extended Maintenance Fee paid by Licensee pursuant to section 6.3 which is attributable to the remaining unexpired portion of the twelve-month period to which such fee relates, and (ii) any payments made by Visa to IFS for rights that Visa has not realized or accomplished under this Agreement, including, without limitation, the sum of $50,000 for each Designated Site paid for but not installed by Visa.

8.3 Excused Delays

     Notwithstanding anything in this Agreement to the contrary, except as provided in this Section 8.3, if, solely by reason of the occurrence of an "Uncontrollable Event" (as hereinafter defined), either party is unable in whole or in part to carry out any of its obligations under this Agreement and such party gives written notice with full particulars of such Uncontrollable Event to the other party within a reasonable period of time after the occurrence thereof, such obligations shall be suspended during the continuance of such inability to perform, which shall include a reasonable period of time for the removal of the effect of such Uncontrollable Event. Notwithstanding the foregoing provisions of this section 8.3, the occurrence of an Uncontrollable Event shall not excuse, delay, or in any way diminish the obligation of Licensee (i) to make the payments required by Article 4 hereof, or to pay any other amounts then due and payable to IFS under this Agreement, or (ii) to abide by the confidentiality and nondisclosure provisions contained in Articles 6 and 7 hereof.

     For purposes of this section 8.3, "Uncontrollable Events" shall include acts of God, strikes, lockouts, or other industrial disturbances, acts of public enemies, orders or acts of governmental authorities, orders or acts of military authorities, insurrections, riots, epidemics, floods or other natural disasters, fire, civil disturbances, explosions, breakage, accident to machinery, communication line failures, power or other utility failures, failures of any computer or related equipment, or any other similar event not reasonably within the control of the party claiming an inability to perform.

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1 Additional Construction and Miscellaneous

     (a) Entire Agreement. This Agreement, any schedules, or Exhibits attached hereto and the Functional Specifications collectively contain the entire agreement and understanding of the parties. There are no other understandings, terms, or conditions, oral or written, express or implied, not contained therein. All prior proposals, understandings, terms, conditions, or agreements, including, without limitation, the Proposal, are deemed superseded and replaced by this Agreement.

     (b) Binding Effect. This Agreement shall bind and inure to the benefit of the parties, their respective heirs, personal representatives, and legal successors.

     (c) Severability. If any parts of this Agreement are found to be void or unenforceable, the remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted.

     (d) Governing Law. This Agreement and performance hereunder shall be governed by the laws of the State of New York.

     (e) Grammatical Usage. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

     (f) Captions. The captions to this Agreement are inserted only for purposes of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any party hereof.

     (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered a legal original for all purposes. Any fully-signed counterpart may be introduced into evidence in any action or proceeding without having to produce the others.

     (h) English Language Version Controls. If counterparts of the Agreement are written in the English language and in any other language, the English language version shall control in all respects as to the correct interpretation of all of the terms and provisions hereof.

9.2 Modification or Waiver

     (a) Modification. This Agreement may only be changed, modified, or rescinded by written instrument signed by all parties.

     (b) Waiver. Any waiver of this Agreement shall not be effective unless made in a writing signed by the person against whom the enforcement of such waiver is sought. A waiver given in any case shall only apply to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they be of the same or similar nature.

9.3 Limitation of Actions

     No action, regardless of form, arising out of this Agreement may be brought by either party more than one (1) year after the cause of action has arisen.

9.4 Legal Fees

     The prevailing party shall have the right to collect from the other party its reasonable expenses incurred in enforcing or terminating this Agreement, including attorney's fees.

9.5 Arbitration

The parties agree that any dispute or controversy relating to or arising out of this Agreement shall be resolved by arbitration in the County of Albany, New York in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party in such proceeding shall be entitled to reasonable attorneys' fees.

IN WITNESS WHEREOF, the undersigned, being duly authorized representatives of the parties hereto, hereby execute this Agreement.



        IFS INTERNATIONAL, INC.         VISA INTERNATIONAL SERVICE ASSOCIATION

                                        ("LICENSEE")

        ("IFS")

        By                              By

        Name                            Name

        Title                           Title

        Date                            Date